SUB-INVESTMENT ADVISORY AGREEMENT

PMA CAPITAL MANAGEMENT LIMITED
Harbour Place
103 South Church Street
Grand Cayman
Cayman Islands

August 13, 2007

PMA Investment Advisors, Limited
6th Floor, ICBC Tower
Citibank Plaza
3 Garden Road
Central
Hong Kong

Ladies and Gentlemen:

          As you are aware, SPARX Asia Funds (the "Trust") desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each such series, the "Fund"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Trust's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust's Board of Trustees (the "Board"). The Trust employs SPARX Investment & Research, USA, Inc. (the "Adviser") to act as its investment adviser pursuant to a written agreement (the "Advisory Agreement"), and the Adviser employs PMA Capital Management Limited ("PMACM") to act as the Fund's sub-investment adviser pursuant to a written agreement (the "PMACM Sub-Investment Advisory Agreement"). A copy of the Advisory Agreement and the PMACM Sub-Investment Advisory Agreement have been furnished to you. PMACM desires to employ you to act as its sub-investment adviser.

          You represent and warrant that (i) you are licensed and regulated by the SFC to carry on a Type 4 (advising on securities) and Type 9 (asset management) regulated activities and (ii) so far as your duties hereunder amount to securities advisory or asset management regulated activity, such business is permitted by your SFC licence. PMACM, as an intermediary who carries on a business of the provision of investment services and is regulated under a law outside of Hong Kong acknowledges and agrees that each has been classified as a "professional investor" within the meaning of the SFO for the purposes of the services to be provided under this Agreement and will be treated as such for the purposes of the SFO, its subsidiary legislation, relevant codes, guidelines and circulars issued by the SFC and the Code of Conduct for Persons Licensed by and Registered with the SFC (the "Code of Conduct"). PMACM therefore acknowledges that, as a consequence, it loses any protections provided to non-professional investors under the Code of Conduct and otherwise provided by the SFC. PMACM acknowledges that it has the right to withdraw from being treated as a professional investor and may notify you at any time thereof. An extract of the Code of Conduct, which sets out the provisions that may be waived for a professional investor, is set out at Schedule 2.

           Since PMACM has acknowledged and agreed to be treated as a "professional investor" (as defined under the SFO) and has not objected to being treated as such, PMACM shall not receive contract notes from the brokers through which you deal.

          In connection with your serving as sub-investment adviser to PMACM, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and PMACM. The compensation of such person or persons shall be paid by you and no obligation may be incurred on PMACM's behalf in any such respect.

           Subject to the supervision and approval of PMACM, the Adviser and the Trust's Board, you will provide investment management of the Fund's portfolio in accordance with the Fund's investment objective(s) and policies as stated in the Trust's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will supervise the Fund's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. You will furnish to PMACM, the Adviser or the Trust such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as PMACM, the Adviser or the Trust may reasonably request. The Trust, the Adviser and PMACM wish to be informed of important developments materially affecting the Fund's portfolio and shall expect you, on your own initiative, to furnish to the Trust, the Adviser or PMACM from time to time such information as you may believe appropriate for this purpose.

          In executing transactions for the Fund and selecting brokers or dealers, you will use your best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, you will consider all factors you deem relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, you may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which you or an affiliate exercises investment discretion.

          In fulfilling this Agreement, you shall observe the relevant provisions contained in the Securities and Futures Ordinance (Cap 571) (the "SFO"), its subsidiary legislation, relevant codes, guidelines and circulars issued by the Securities and Futures Commission of Hong Kong (the "SFC") and the Code of Conduct and all other applicable laws and regulations and nothing in this Agreement shall exclude or restrict any duty or liability which you have under the SFO or under its subsidiary legislation, relevant codes, guidelines and circulars issued by the SFC (including the Code of Conduct).

          You shall exercise your best judgment in rendering the services to be provided hereunder, and PMACM agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, the Adviser or PMACM, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to PMACM, the Adviser, the Trust or the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Trust is expressly made a third party beneficiary of this Agreement with rights as respect to the Fund to the same extent as if it had been a party hereto.

          In consideration of services rendered pursuant to this Agreement, PMACM will pay you on or before the last business day of each month a fee computed in the manner described in a separate agreement between us. You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser or PMACM) will be borne by the Trust, except to the extent specifically assumed by you. The expenses to be borne by the Trust include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Trustees who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you, PMACM or the Adviser or any affiliate of you, PMACM or the Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Trust's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders' reports and meetings, and any extraordinary expenses.

           PMACM understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts, and PMACM has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund. It is also understood that you, the Adviser and PMACM shall be prohibited from consulting with each other concerning transactions described in Rule 12d3-1(c) under the Investment Company Act of 1940, as amended (the "1940 Act"), and that your responsibility regarding investment advice hereunder is limited to the Fund.

          In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Adviser or PMACM in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

          As to each Fund, this Agreement shall continue until the date set forth opposite such Fund's name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Fund's name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Trust's Board or (ii) vote of a majority (as defined in the 1940 Act) of such Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust's Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Fund, this Agreement is terminable without penalty (i) by PMACM upon 60 days' notice to you, (ii) by the Trust's Board or by vote of the holders of a majority of such Fund's shares upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Trust and PMACM. This Agreement also will terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in the 1940 Act). In addition, notwithstanding anything herein to the contrary, if the Advisory Agreement or the PMACM Sub-Advisory Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Advisory Agreement or the PMACM Sub-Advisory Agreement terminates.

          No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of principle laws thereof.

          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, PMA CAPITAL MANAGEMENT LIMITED By:

Accepted: PMA INVESTMENT ADVISORS, LIMITED By:

SCHEDULE 1

Name of Series	Reapproval Date	Reapproval Day
SPARX Asia Pacific Opportunities Fund	October 31, 2008	October 31st
SPARX Asia Pacific Equity Income Fund	October 31, 2008	October 31st

SCHEDULE 2

EXTRACT FROM THE CODE OF CONDUCT FOR PERSONS LICENSED BY OR REGISTERED WITH THE

15.5	Provisions that may be waived for Professional Investors

(a)	Information about clients

(i)	the need to establish a client's financial situation, investment experience and investment objectives (paragraph 5.1 and paragraphs 2(d) and 2(e) of Schedule 6 to the Code), except where the licensed or registered person is providing advice on corporate finance work; and

(ii)	the need to ensure the suitability of a recommendation or solicitation (paragraph 5.2 and paragraph 49 of Schedule 6 to the Code);

(b)	Client agreement

(i)	the need to enter into a written agreement and the provision of relevant risk disclosure statements (paragraph 6.1, paragraph 2 of Schedule 3, paragraph 2 of Schedule 4 and paragraph 1 of Schedule 6 to the Code);

(c)	Discretionary accounts

(ii)	the need for a licensed or registered person to obtain from the client an authority in a written form prior to effecting transactions for the client without his specific authority (paragraph 7.1(a)(ii)); and

(iii)	the need to explain the authority described under paragraph 7.1(a)(ii) and the need to confirm it on an annual basis (paragraph 7.1(b));

(For the avoidance of doubt, a licensed or registered person should still obtain an authorisation from a client in order to effect transactions on the client's behalf, however where Professional Investors are concerned the procedures for obtaining such authorisations are relaxed as described in (i) and (ii) above.)

(d)	Information for clients

(i)	the need to inform the client about the licensed or registered person and the identity and status of its employees and others acting on its behalf (paragraph 8.1);

(ii)	the need to confirm promptly with the client the essential features of a transaction after effecting a transaction for a client (paragraph 8.2, paragraph 4 of Schedule 3 and paragraph 18 of Schedule 6 to the Code); and

(iii)	[Repealed]

(iv)	the need to provide the client with documentation on the Nasdaq-Amex Pilot Program (paragraph 1 of Schedule 3 to the Code).]